UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE
ACT OF 1934

Date of Report (Date of earliest event reported): January 7, 2009 (December 31, 2008)

Behringer Harvard Multifamily REIT I, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53195	20-5383745
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

Alexan St. Rose

General. On July 19, 2007, Behringer Harvard Multifamily REIT I, Inc. (which may be referred to herein as the “Registrant,” “we,” “our” or “us”) and Behringer Harvard Master Partnership I LP, our “Co-Investment Partner” joined to make an $11,356,000 mezzanine loan to the owner of Alexan St. Rose, a 430-unit apartment project to be constructed on land located in the City of Henderson, Clark County, Nevada (the “St. Rose Project”).  On December 31, 2008, the borrower repaid the entire outstanding balance of the loan, $4,691,000, plus accrued interest, and the investment was terminated.  On the same day, we and our Co-Investment Partner joined to make a new $5,172,000 equity investment and a new $21,043,000 mezzanine loan investment in the owner of the St. Rose Project, on the terms described below.  The mezzanine loan investment was made in the form of a senior mezzanine loan and a junior mezzanine loan, but they are referred to collectively below as a single mezzanine loan.

Parties. The St. Rose Project is owned by SW 132 St. Rose Senior Borrower LLC (“St. Rose Project Owner”). St. Rose Project Owner is solely owned by SW 131 St. Rose Mezzanine Borrower LLC (“St. Rose Mezzanine Borrower”). St. Rose Mezzanine Borrower is solely owned by SW 130 St. Rose Limited Partnership (“St. Rose Investment Partnership”). St. Rose Investment Partnership is owned by an affiliate of Trammell Crow Residential (“TCR”), the developer of the project, and by Behringer Harvard St. Rose REIT, LLC (“St. Rose REIT”). We refer to the TCR affiliate that is a partner in St. Rose Investment Partnership as the “St. Rose Developer Partner.”

All of the voting interests and 99% of the economic interests in St. Rose REIT are currently owned by, and St. Rose REIT is managed by, Behringer Harvard St. Rose Venture, LLC (“St. Rose Venture”), the entity through which we and our Co-Investment Partner are investing in the St. Rose Project. St. Rose Venture is managed by us and owned 55% by us and 45% by the Co-Investment Partner. In addition to making our equity investment in the St. Rose Project through St. Rose REIT, we and our Co-Investment Partner are also making the mezzanine loan through St. Rose REIT.

Land for the Project. St. Rose Project Owner owns approximately 24 acres of land in the City of Henderson, Clark County, Nevada, a portion of which is intended to be used for commercial development (the “Commercial Tract”) and a portion of which is intended to be used for the St. Rose Project (the “Residential Tract”).  St. Rose Project Owner holds the Commercial Tract in trust for an affiliate of the St. Rose Developer Partner (“SW 122”). The entire land parcel is encumbered by a mortgage securing a $2,950,000 loan made to SW 122 by Bank of America, N.A. (the “SW 122 Loan”). Similarly, St. Rose Project Owner has granted a lien against the land as security for an approximately $38,600,000 construction loan to St. Rose Project Owner from Bank of America, N.A. (“St. Rose Senior Lender”).  The parties intend for a subdivision plat to be recorded that will legally separate the land into the Commercial Tract and Residential Tract.  At such time, (i) St. Rose Project Owner will convey the Commercial Tract to SW 122, (ii) St. Rose Senior Lender will release its lien against the Commercial Tract as security for the construction loan for the St. Rose Project and its lien against the Residential Tract for the SW 122 Loan and (iii) St. Rose REIT will, as mezzanine lender to the Project Owner, release its lien against the Commercial Tract.  SW 122 is responsible for all costs related to ownership of the Commercial Tract.  If the Commercial Tract and Residential Tract are not legally subdivided by March 31, 2009, the St. Rose Developer Partner will cause SW 122 to repay its $2,950,000 loan from St. Rose Senior Lender.

Senior Financing and Total Projected Development Costs. As described above, the St. Rose Project serves as collateral for a construction loan from St. Rose Senior Lender to St. Rose Project Owner for approximately $38,600,000.  The anticipated total development cost of the St. Rose Project is $70,144,000.  The equity investment by us and our Co-Investment Partner in the St. Rose Project represents approximately 7.4% of this cost and the mezzanine loan investment by us and our Co-Investment Partner in the St. Rose Project will finance approximately 30% of this cost.

Project Equity/St. Rose Investment Partnership Capital Contributions. The owners of the St. Rose Project have contributed $6,888,000 in cash to the project. St. Rose REIT’s $5,172,000 equity investment was made in the form of a capital contribution to St. Rose Investment Partnership, which contribution constitutes 75.1% of the initial capital contributed to the partnership. Pursuant to the provisions of the partnership agreement, St. Rose REIT’s pro-

rata share of any additional capital contributions required by the partnership is 50% of such additional capital and that of the general partner is 50%.

St. Rose Investment Partnership Distributions. Pursuant to the provisions of the St. Rose Investment Partnership, distributions are made generally to return capital contributions to the partners with preferred returns and to pay certain deferred fees to the general partner.  Thereafter, distributions are paid 40% to the general partner and 60% to the limited partner.  Under the distribution waterfall, certain distributions to us as the limited partner are subordinate to those due to the general partner.  Depending on the performance of the investment, it is possible that we may not receive any return on our investment or may lose our entire investment.

Mezzanine Loan Terms. The aggregate principal amount of the mezzanine loan is $21,043,000 and will accrue interest at the rate of 13% per annum.   The loan matures on December 30, 2013. Any unpaid accrued interest on the mezzanine loan is payable on a monthly basis, first, from a budgeted interest reserve account in the amount of $6,413,523 and, then, from net cash flow to the extent net cash flow from the St. Rose Project is sufficient to make such payments. If net cash flow is insufficient to make such payments, then the interest will continue to accrue and will be payable on a monthly basis when and to the extent that net cash flow from the St. Rose Project is sufficient to make such payments. All accrued and unpaid interest on the mezzanine loan will be payable upon final maturity of the mezzanine loan. Generally no prepayment of the mezzanine loan may be made until 150 days after the project is completed. St. Rose REIT received a loan commitment fee of 3% of the loan amount, or $631,000, at the closing of the loan from the initial advance.

The mezzanine loan is secured by a lien pursuant to a deed of trust on the St. Rose Project that is subordinate to the lien on the St. Rose Project granted to St. Rose Senior Lender.  St. Rose REIT has the right to cure defaults under the senior loan, including the right to purchase the senior loan.

Management of the St. Rose Project. Pursuant to the provisions of St. Rose Investment Partnership, the St. Rose Developer Partner generally controls the partnership as general partner, except for certain major decisions which require the consent of St. Rose REIT, including: (i) changes to the St. Rose Project construction plans or budget, (ii) acquiring material property, (iii) incurring indebtedness or (iv) selling the St. Rose Project, with limited exceptions for each of the foregoing. St. Rose REIT may remove the general partner for cause under certain circumstances and appoint a successor.

Guarantee. In connection with the mezzanine loan, CFP Residential, L.P., Kenneth J. Valach, Bruce Hart and J. Ronald Terwilliger (collectively, the “St. Rose Guarantor”), all principals or affiliates of TCR, have guaranteed the performance of certain obligations for the benefit of St. Rose REIT. This guarantee may be satisfied only from certain types of assets of the St. Rose Guarantor, or the proceeds of such assets if the aggregate value of such types of assets owned by the St. Rose Guarantor is reduced below $80 million. St. Rose Guarantor has guaranteed (i) construction and completion of the St. Rose Project if, for any reason, St. Rose Project Owner abandons the St. Rose Project or fails to complete the St. Rose Project on the agreed schedule and (ii) the payment of any costs that exceed the approved budget for construction of the St. Rose Project (provided, however, that the following expenses will not be calculated as “cost overruns” to be repaid by St. Rose Guarantor: operating deficits, taxes and, solely to the extent increased by “acts of God,” construction interest). They have also guaranteed full and prompt payment of St. Rose Mezzanine Borrower’s obligations in connection with the mezzanine loan in the event that St. Rose Mezzanine Borrower files a voluntary bankruptcy or insolvency proceeding prior to the completion of the St. Rose Project. In addition, St. Rose Mezzanine Borrower has agreed to indemnify St. Rose REIT against any losses arising as a result of any environmentally hazardous activity on the property (other than the lawful use of hazardous materials incidental to the construction or operation of the project) or violation of any applicable environmental laws relating to the property.

St. Rose Developer Partner’s Put Right. The St. Rose Developer Partner has a right, commencing on the date of completion of the St. Rose Project and continuing until the second anniversary of the completion of the St. Rose Project, to initiate a procedure to ascertain the fair market value of the St. Rose Project and, thus, to ascertain the value of the partnership interests of the partners of St. Rose Investment Partnership. If such value is not mutually agreed upon by St. Rose REIT and the other partners, then such value would equal the collective distributions that the other partners would receive if the St. Rose Project were sold at its fair market value, which would be determined by a bid process, or if qualified bids are not received or the St. Rose Developer Partner elects to forego the qualified bid process, then by an arbitration process. Once such value is agreed upon or determined, St. Rose REIT has an option to purchase the St. Rose Developer Partner’s interest at that price or to request that the St. Rose Developer Partner cause St. Rose Project Owner to sell the St. Rose Project (or cause the St. Rose Investment Partnership to sell its interests in the St. Rose Mezzanine Borrower and the St. Rose Project Owner) for a price that is not less than the determined fair market value. If the St. Rose Developer Partner is unable to consummate such a sale, then the St. Rose Developer Partner and St. Rose REIT may each initiate buy/sell procedures described below.

St. Rose REIT’s Call Right. If the St. Rose Developer Partner has not initiated the pricing procedures and its put right described above, then St. Rose REIT has a right, commencing on the first day after the second anniversary of the date of completion and continuing until the third anniversary of the completion of the St. Rose Project, to initiate a procedure to ascertain the fair market value of the St. Rose Project and, thus, to ascertain the value of the partnership interests of all of the then-current partners in St. Rose Investment Partnership. If such value is not mutually agreed upon by St. Rose REIT and the other partners, then such value would equal the collective distributions that the other partners would receive if the St. Rose Project were sold at its fair market value, which would be determined by a bid process, or if qualified bids are not received or the St. Rose Developer Partner elects to forego the qualified bid process, then by an arbitration process. Once such value is agreed upon or determined, St. Rose REIT has an option to purchase the St. Rose Developer Partner’s interest at that price or to request that the St. Rose Developer Partner cause St. Rose Project Owner to sell the St. Rose Project (or cause the St. Rose Investment Partnership to sell its interests in the St. Rose Mezzanine Borrower and the St. Rose Project Owner) for a price that is not less than the determined fair market value. If the St. Rose Developer Partner is unable to consummate such a sale, then the St. Rose Developer Partner and St. Rose REIT may each initiate buy/sell procedures described below.

Buy/Sell Rights. Under the limited circumstances described above or if, after the third anniversary of the date of completion neither party has initiated the pricing procedures described above, then either partner in St. Rose Investment Partnership may initiate buy/sell procedures with respect to their partnership interests. Under those procedures, a partner could make an offer to purchase the interests of the other partner based on an offer price for the partnership’s assets and the other partner would either elect to sell its interest based on that price or elect to purchase the offering partner’s partnership interests based on that price.

Source of Funds for the Mezzanine Loan and Equity Investment. All of the equity investment and $14,718,000 of the $21,043,000 mezzanine loan investment has been funded as of December 31, 2008, with the remaining mezzanine commitment to be funded over the next several months as required. We funded $2,845,000 of the equity investment and $8,095,000 of the mezzanine loan. The remaining 45% of the mezzanine loan and equity investment was funded by our Co-Investment Partner.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

Dated: January 7, 2009	By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President – Corporate Development & Legal